EXHIBIT 99.1


                   PETMED EXPRESS, INC. CONFERENCE CALL
                        QUARTER 2 FINANCIAL RESULTS
                             October 25, 2004
                               8:30 a.m. EDT

  Coordinator    Welcome to the PetMed Express Inc., doing
  business as 1-800-PetMeds conference call to review the financial results for the second fiscal quarter ended on September 30, 2004. At the request of the company, this conference call is being recorded.

  Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and nonprescription medications and health and nutritional supplements for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online and direct mail advertising campaigns, which directs consumers to order by phone or on the Internet, and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

  B. Rosenbloom Thank you. I'd like to welcome everyone here today. Before I turn the call to Mendo Akdag, our Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call with be listen-only until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private
  Securities Litigation Reform Act of 1995 or the
  Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us.
  Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements.
  We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, Chief
  Executive Officer of 1-800-PetMeds.  Mendo.

  M. Akdag Thank you, Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We will compare our second fiscal quarter and six months ended on September 30, 2004 to last year's quarter and six months, ended on September
  30, 2003.



                   Exhibit 99.1 Page 1 - 7

  For the second fiscal quarter ended on September 30, 2004, our sales were $28.8 million, compared to sales of $25.0 million for the same period the prior year - an increase of 15%. For the six months, sales were $64 million, compared to $55.4 million for the six months the prior year - an increase of 16%. The increase was primarily due to increased reorders offset by decreased new orders. Net income was $1.8 million or $0.08 diluted per share in each of the quarters ended on September 30, 2004 and 2003. For the six months, net income was $3.6 million, $0.15 diluted per share, compared to $3.3 million, $0.14 diluted per share a year ago - an increase of 12%. Retail reorder sales increased by 34% to $17.2 million for the quarter, compared to reorder sales of $12.9 million for the same quarter the prior year. For the six months, the reorder sales increased by 46% to $37.2 million, compared to $25.4 million for the same period a year ago. Retail new order sales decreased by 9% to $10.9 million for the quarter, compared to $12 million for the same period the prior year. For the six months, the new order sales decreased by 13% to $25.8 million, compared to $29.7 million for the same period a year ago. We attribute the decline in new orders to the increase in advertising cost of acquiring customers, which we'll discuss further in a few moments.

  Our premises had no physical damage from the hurricanes, but our call center was closed for approximately four days in September, due to the issuance of hurricane warnings, which might have negatively impacted our second quarter sales. Our Web site was up at all times, and callers were directed to our Web site. Also slowdown in our sales growth compared to the last year may be attributable to increased competition, both by veterinarians and traditional and online retailers.

  We acquired 154,000 new customers in our second fiscal quarter, compared to 166,000 for the same period the prior year. We acquired 345,000 new customers in six months, compared to 400,000 for the same period a year ago.

  The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off season.

  For the second fiscal quarter, our gross profit as a percent of sales was 40.4%, compared to 40.9% for the same period a year ago. For the six months ended
  September 30, 2004 and 2003, our gross profit as a percent of sales was the same at 39.8%.







                   Exhibit 99.1 Page 2 - 7

  Our general and administrative expenses, as a percent of sales, decreased to 10.3% for the quarter, compared to 10.9% for the same quarter the prior year and for the six months, the G&A decreased to 9.7%, compared to 10.3% a year ago. The improvement shows a continued leverage of the G&A. Also a positive trend is the increase to 52% of our customers placing their orders on our Web site, compared to 50% for the prior year. We spent $5.6 million in advertising, compared to $4.4 million for the same quarter the prior year - an increase of 27%. For the six months, we spent $13.4 million for advertising, compared to $11 million a year ago - an increase of 22%.
  Advertising costs of acquiring a customer for the quarter was $37, compared to $27 for the same quarter the prior year and for the six months, it was $39, compared to $27 for the same period a year ago. We attribute this to our change in advertising media mix, due to a shortage of television inventory, as a result of the upcoming elections and the strengthening economy.

  Our working capital increased by $5.7 million to $17 million since March 31, 2004. The increase was due to increases in net income and the exercise of stock options and warrants. We had $10.8 million in cash and $9.4 million in inventory, with no debt as of September 30, 2004. Cash from operations for the six months was $6.6 million, compared to cash from operations of $2.8 million for the same period last year.

  Capital expenditures for the six months were approximately $110,000. One other point: to continue to grow the business, we are currently focusing our efforts in two areas. One, optimizing our advertising media buys as well as developing new creatives to reduce customer acquisition costs. Number two, improving reorders by leveraging our database, cross selling, improving patient compliance, and expanding our product lines. Operator, we are ready to take questions.

  Coordinator    At this time, we are ready to begin the
  Q&A session.  Our first question comes from Frank
  Gristina of Avondale.

  F. Gristina    Thank you, guys.  Nice quarter considering
  the storms you guys had in the off season. I had a question on sales and marketing. It didn't come in quite as bad as we were modeling and I was just curious if you did anything in particular that helped limit that in the quarter, so targeting remnant space and states outside of the battleground states? That's the first question.

  M. Akdag We did a little bit better on television than we anticipated and that was the difference on the customer acquisition cost coming down from the June quarter.

  F. Gristina    What did television ads look like exiting
  the quarter? Were costs high and do you expect those to ease November 2nd or is it going to take a little longer?

  M. Akdag The elections are almost over, as you know next week. It will probably be loose until Thanksgiving, then the holiday season starts. It tightens back up until the new year.

  F. Gristina    Is there anything you can do - You're
  entering two weaker quarters. Is there anything you can do to increase sales or reorder during this time? I know you get a lot of your sales in the flea and tick season, but are there any products you can go into to try to get customers back? Then also, can you give us an update on some of the initiatives you may have mentioned the previous quarter? Pet insurance was one of those.

                   Exhibit 99.1 Page 3 - 7

  M. Akdag Right. We will attempt to cross sell obviously products that are not seasonal during the off season. We added compounded medications and we added horse medications recently. Pet insurance, we are still negotiating so it's not final yet. So we're not in that business at this time.

  F. Gristina    Okay.  That will do for now.  Thank you.

  M. Akdag  Thank you.

  Coordinator    Our next question comes from Michael
  Moriarty of Tee One Up.

  T. Oatman Hello. This is Tom Oatman for Michael. I was just wondering if you could just give us an update please on the competitive environment and what you see in terms of their efforts to acquire customers, whether it be print or TV or online? Thank you.

  M. Akdag We are seeing some TV. We are seeing some radio from competitors. We are not really seeing much print, although one of the competitors is a catalog company, so they mail catalogs. We consider that a direct mail basically. The online marketing environment is highly competitive now. It's a lot more competitive than it was last year.

  T. Oatman So given that, do you see a significant change in the mix of your customer acquisition efforts by channel or do you think you'll just continue with the same approach?

  M. Akdag Traditionally, as you know, we spend a majority of the advertising dollars on television. This year we have not been able to do that. We would like to go back to that, so going forward, we would like to spend the majority of the dollars on television.

  T. Oatman Can you give us some sense of who is heading that effort now? Is it you primarily or is it Puleo or -
  Who is heading that for you?

  M. Akdag It's a team effort. Puleo is involved with that. We also have a new marketing director that we hired a few months ago who is involved with that.

  T. Oatman Thank you.

  Coordinator    Our next question comes from A. Gusican of
  Mosaic.

  A. Gusican     Hello, gentlemen.  I wanted to ask about
  the reordering. Can you comment on how they compare to last year?

  M. Akdag As you know the reorders increased, I think, about 34% for the quarter from the last year's reorders.
  It went up from $12.9 million, the reorders were last year same quarter and it went up to $17.2 million for the quarter ended on September 30, 2004. For the six months, it was up 46% to $37.2 million, compared to $25.4 million for the six months last year.

  A. Gusican     I don't know if this was mentioned before.
  What was the average order size in the quarter?

  M. Akdag We like to give you the 12 months so it's not misleading. For the 12 months, it's about $75. For the quarter it was $74.

                   Exhibit 99.1 Page 4 - 7

  A. Gusican     You said that you added horse medications?
  Was that for the entire quarter and how did that business perform?

  M. Akdag We just added it in September so it did not have any material impact so far.

  A. Gusican     What are the margins like on this
  business?  Are they 40% or -

  M. Akdag They're a little less. It will probably be about 35%; maybe 30%, 35% range.

  A. Gusican     Okay.  Thank you.

  M. Akdag  You're welcome.

  Coordinator    Our next question comes from Peter
  Treadway of Tracer Capital.

  P. Treadway    Hello.  Did you guys say your reorder new
  sales were - Did you say it was $10.9? Did I get that right?

  M. Akdag New order sales, yes - $10.9 million for the quarter compared to $12 million last year, same quarter.

  P. Treadway    What's the difference, if I take your
  reorder and your new order and I get to $28.1 million?
  What's the difference between that and the $28.8 that you guys reported?

  M. Akdag  Wholesale.

  P. Treadway    Okay, great.  That was it.  Thank you.

  M. Akdag  You're welcome.

  Coordinator    Our next question comes from Francisco
  Benefiel of Noble Financial Group.

  F. Benefiel    Good morning, Mendo.  I've got two
  questions. The first one, could you give me an idea of how is the change in your inventory levels quarter-over-quarter, and can you remind us of the breakdown in general and G&A costs? What percentage is fixed and variable percentage for that cost?

  M. Akdag Our inventory levels will fluctuate. Right now, obviously we are going to our off-season so it will be lower. It really depends on buying opportunities. If there are buying opportunities, we will have higher inventory levels. So there will be a tradeoff between cash and inventory, depending on buying opportunities.
  As far as your second question is concerned, G&A, I would say approximately 60% is variable and 40% is fixed.

  F. Benefiel    One other question, Mendo.  Could you give
  us an idea of new products that your company will put out there?

  M. Akdag  I'm sorry.  I couldn't get your question.

  F. Benefiel    Could you give us an idea of what will be
  the new products, if any, in the market that your company will put?

                   Exhibit 99.1 Page 5 - 7

  M. Akdag As I mentioned, we started offering compounded medications. We recently started in September offering horse medications. We have not really marketed it yet.
  And we are negotiating on pet insurance with one of the pet insurance companies.

  F. Benefiel    Thank you very much.

  M. Akdag  You're welcome.

  Coordinator    Our next question comes from Frank
  Gristina of Avondale.

  F. Gristina    Thank you again.  Mendo, can you give us
  an update on the vet environment? Are they still - You mentioned in the peak season that they were pricing competitively, doing a lot of price matching. Do you expect that that will continue or have they backed off that given that they're not as big a part of sales right now? Then, are they cooperating more or less than say a year ago?

  M. Akdag I would say there is probably - I'll answer your last question first. There is probably not much of a material change on the cooperation. It's probably slightly higher this year versus last year; slightly higher cooperation. As far as competition is concerned, it's really hard to - We don't have any hard data to give you. Spring and summer are also high season for veterinary visits. Obviously there is a risk while the pet owner is visiting the veterinarian, while they're there, they may pick up the medications there and the vet may match our prices at that time. That does not necessarily mean we lost a customer, so there may be some back and forth as far as where the consumer purchases it.

  R. Gristina    What about last quarter sales may have
  been hurt by counterfeit medications? Are those - Did they shut most of those down or is that still an issue with online sales; affecting online sales?

  M. Akdag They shut quite a bit of that down, but it's a work in progress actually, so it's an ongoing maintenance issue it looks like, with the online companies.

  R. Gristina    The Web site overhaul, did that have
  material impact on visits or order rates that you've noticed or anything you've noticed since you did the overhaul? More non-prescription sales or non-medication sales?

  M. Akdag We are getting slightly higher conversion from the visitors with the new Web site. We are actually going to update it again shortly, within a few weeks.

  R. Gristina    Based on some things you've learned about
  conversion?

  M. Akdag Yes, based on data that we have. We want to do a better job of cross selling and deliver the message to both our database and to the public that we not only your best source for flea, tick and heartworm medications.

  R. Gristina    Thank you.

  M. Akdag  You're welcome.

  Coordinator    This concludes the question and answer
  session. I'd like to turn the call back over to the speaker for any closing remarks.

                   Exhibit 99.1 Page 6 - 7

  M. Akdag Thank you. We are a leader in a new distribution channel. Our key opportunity is to leverage our brand name to continue to increase our market share.
  As I mentioned earlier, we will do this by focusing our efforts in two areas. One, optimizing our advertising media buys as well as developing new creatives to reduce customer acquisition costs. Number two, improving reorders by leveraging our database, cross selling, improving patient compliance, and expanding our product line. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

  Coordinator    Thank you for attending today's conference
  call and have a nice day.

                   Exhibit 99.1 Page 7 - 7



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